Pricing Supplement No. 2005-MTNAA001 Dated June 3, 2005

(To Prospectus Dated May 3, 2005 and Prospectus Supplement Dated June 1, 2005)

Rule 424(b) (3)            File No. 333-122925

$6,250,000 principal amount

Citigroup Funding Inc.

Medium-Term Notes, Series A

1.00% Notes Exchangeable for the Cash Value of a Basket of Selected Technology Stocks, Due 2010

•	The notes bear interest at the rate of 1.00% per annum, payable on December 14 and June 14 of each year, beginning December 14, 2005.

•	The notes are exchangeable at your option and are redeemable at our option for the cash value of baskets of shares comprised of the common stocks of five selected technology companies (Dell Inc., Intel Corporation, Microsoft Corporation, Cisco Systems, Inc. and Oracle Corporation). The number of shares of each of the underlying stocks in each basket is linked to a basket composition ratio for each stock that is fixed at the time the notes are priced for initial sale to the public and subject to change only in the event of certain extraordinary corporate events affecting the issuers of the relevant underlying stocks.

•	If not previously exchanged by you or called by us, the notes will mature on June 14, 2010. At maturity you will receive $1,000 in cash for each $1,000 principal amount of notes you then hold.

•	EXCHANGE RIGHT Beginning July 14, 2005, you will have the right to exchange each $1,000 principal amount of notes you then hold for the cash value of 8.7719 baskets of shares. The number of shares of each of the underlying stocks included in a basket will equal the basket composition ratio for the stock on the applicable exchange date.

•	CALL RIGHT Beginning April 4, 2007, upon not less than 30 nor more than 60 days’ notice, we may call the notes, in whole and not in part, for mandatory redemption on or after June 3, 2007. Following an exercise of our call right, you will receive for each $1,000 principal amount of notes:

•	the cash value of 8.7719 baskets of shares, with the number of shares of each of the underlying stocks included in each basket equal to the basket composition ratio of the stock on the applicable call date, if the value of 8.7719 baskets of shares on the trading day immediately preceding the notice date is greater than $1,000, or

•	a call price equal to $1,000 in cash, if the value of 8.7719 baskets of shares on the trading day immediately preceding the notice date is less than or equal to $1,000.

Your exchange right will cease to be available following any exercise of our call right for the call price.

•	If you exchange your notes or if we call the notes, the cash value that you receive may not be greater than the issue price of your notes.

•	The notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

•	We will not apply to list the notes on any exchange.

Investing in the Notes involves a number of risks. See “ Risk Factors Relating to the Notes” beginning on page PS-7.

The notes represent obligations of Citigroup Funding Inc. only and do not represent obligations of or interests in Dell Inc., Intel Corporation, Microsoft Corporation, Cisco Systems, Inc. or Oracle Corporation or any of their affiliates. Dell Inc., Intel Corporation, Microsoft Corporation, Cisco Systems, Inc. and Oracle Corporation are not involved in any way in this offering and have not authorized, sponsored or consented to the issuance of the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this prospectus, prospectus supplement and pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not deposits or savings accounts but are unsecured debt obligations of Citigroup Funding Inc. and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

	Per Note	Total
Public Offering Price	$1,000	$6,250,000
Agent’s Commission	$0	$0
Proceeds to Citigroup Funding Inc.	$1,000	$6,250,000

We expect that delivery of the notes will be made against payment therefor on or about June 14, 2005. Because the notes will not settle in T+3, purchasers who wish to trade the notes on the date hereof or the next following business day will be required to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

The notes are being offered through Citigroup Global Markets Inc., as principal.

Citigroup

SUMMARY INFORMATION — Q&A

This summary includes questions and answers that highlight selected information from the accompanying prospectus and prospectus supplement and this pricing supplement to help you understand the 1.00% Notes Exchangeable for the Cash Value of a Basket of Selected Technology Stocks, Due 2010. You should carefully read the entire prospectus, prospectus supplement and pricing supplement to fully understand the terms of the notes, as well as the principal tax and other considerations that are important to you in making a decision about whether to invest in the notes. You should, in particular, carefully review the section entitled “Risk Factors Relating to the Notes,” which highlights a number of risks, to determine whether an investment in the notes is appropriate for you. All of the information set forth below is qualified in its entirety by the more detailed explanation set forth elsewhere in this pricing supplement and the accompanying prospectus supplement and prospectus.

What Are the Notes?

The notes are a series of unsecured senior debt securities issued by Citigroup Funding Inc. and fully and unconditionally guaranteed by Citigroup Inc. The notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding, and the guarantee of the notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc. The notes mature on June 14, 2010, unless they are previously exchanged by you or called by us.

You may transfer the notes only in units of $1,000 and integral multiples of $1,000. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the notes in the form of a global certificate, which will be held by the Depository Trust Company or its nominee. Direct and indirect participants in DTC will record beneficial ownership of the notes by individual investors. Accountholders in the Euroclear or Clearstream clearance systems may hold beneficial interests in the notes through the accounts that each of these systems maintains as a participant in DTC. You should refer to the section “Description of the Notes — Book-Entry System” in the prospectus supplement and the section “Book-Entry Procedures and Settlement” in the prospectus.

Will I Receive Interest on the Notes?

The notes bear interest at the rate of 1.00% per annum. We will pay interest in cash semi-annually on each December 14 and June 14, commencing on December 14, 2005.

What Will I Receive at Maturity of the Notes?

At maturity, unless your notes have been previously exchanged by you or called by us, you will receive $1,000 for each $1,000 principal amount of notes you then hold.

What Will I Receive if I Exercise My Exchange Right?

If you exercise your exchange right, you will receive the cash value of baskets of shares of the underlying stocks equal to the exchange ratio for each $1,000 principal amount of notes you then hold. You will not receive any accrued and unpaid interest on notes you exchange under your exchange right except in the limited circumstances described in “Description of the Notes — Exchange Right” in this pricing supplement.

The exchange ratio is 8.7719. The number of shares of each of the underlying stocks in a basket is linked to a basket composition ratio for each stock that was fixed on June 3, 2005, the date the notes were priced for initial sale to the public. The basket composition ratio may be adjusted if a number of events occur, as described under “Description of the Notes — Dilution Adjustments” in this pricing supplement. In order to exercise your exchange right, you will need to follow the procedures described in “Description of the Notes — Exchange Right” in this pricing supplement.

What Will I Receive if Citigroup Funding Inc. Calls the Notes?

Beginning April 4, 2007, upon not less than 30 nor more than 60 days’ notice to holders of the notes in the manner described below, we may call the notes, in whole and not in part, for mandatory redemption on or after June 3, 2007.

If we exercise our call right, you will receive for each $1,000 principal amount of notes:

•	the cash value of 8.7719 baskets of shares, with the number of shares of each of the underlying stocks included in each basket equal to the basket composition ratio of the stock on the applicable call date, if the value of 8.7719 baskets of shares (as determined by Citigroup Global Markets Inc.) on the trading day immediately preceding the notice date is greater than $1,000; or

•	$1,000 in cash if the value of 8.7719 baskets of shares (as determined by Citigroup Global Markets Inc.) on the trading day before the date we give notice of exercise of our call right is less than or equal to $1,000.

You will not receive any accrued and unpaid interest on the notes if we call them for redemption for the cash value of baskets of shares of the underlying stocks. You will receive accrued and unpaid interest on the notes up to and including the call date if we call them for redemption in cash.

If we call the notes for redemption in cash, your exchange right will cease to be available beginning on the date we give notice of exercise of our call right. If we call the notes for redemption for the cash value of baskets of shares of the underlying stocks, you will continue to be able to exercise your exchange right up to the date specified in our notice of exercise of our call right.

How Have the Underlying Stocks Performed Historically?

We have provided tables showing the high and low sale prices for the common stocks of Dell Inc., Intel Corporation, Microsoft Corporation, Cisco Systems, Inc. and Oracle Corporation for each quarter since the first quarter of 2000. You can find the tables in the section “Description of the Notes — Historical Data on the Underlying Stocks” in this pricing supplement. We have provided this historical information to help you evaluate the behavior of the underlying stocks. However, past performance is not necessarily indicative of how the underlying stocks will perform in the future. You should also refer to the section “Risk Factors — You Will Have No Rights Against the Issuers of the Underlying Stocks” in this pricing supplement.

What are the Tax Consequences of Investing in the Notes?

Because the notes will be treated by Citigroup Funding as contingent payment debt obligations of Citigroup Funding, and because by accepting a note each holder agrees to this treatment of the notes, United States holders of a note will be required to include original issue discount for United States federal income tax purposes in gross income on a constant yield basis over the term of the note, which yield will be assumed to be 4.1075% per year. This tax OID will be includible in a United States holder’s gross income (as ordinary income) over the term of the note. The amount of tax OID included in income in each year prior to the year in which the note matures or otherwise is disposed of (including through our exercise of our call right or your exercise of your exchange right) will exceed the semi-annual interest payments to be made on the note in such years. The amount of the tax OID is calculated based in part on an assumed amount payable upon exchange or redemption. This assumed amount is neither a prediction nor guarantee of the actual yield of, or payment to be made in respect of, a note or whether we will exercise our call right or you will exercise your exchange right. If the amount we actually pay upon exchange or redemption is, in fact, less than this assumed amount, or if neither Citigroup Funding nor a United States holder exercises, respectively, the call right or the exchange right, then a United States holder will have recognized taxable income in periods prior to exchange, redemption or maturity that exceeds that holder’s economic income from holding the note during such periods (with an offsetting ordinary loss upon exchange or redemption or at maturity). If we exercise our call right, or a United States holder exercises its exchange right or otherwise disposes of the note prior to maturity, the United States holder will be required to treat any gain recognized upon the disposition of the note as ordinary income (rather than capital gain). You should refer to “Certain United States Federal Income Tax Considerations” in this pricing supplement and “United States Federal Income Tax Considerations” in the prospectus supplement.

Will the Notes Be Listed on a Stock Exchange?

The notes will not be listed on any exchange.

Can You Tell Me More About Citigroup Inc. and Citigroup Funding?

Citigroup Inc. is a diversified global financial services holding company whose businesses provide a broad range of financial services to consumer and corporate customers. Citigroup Funding is a wholly-owned subsidiary of Citigroup whose business activities consist primarily of providing funds to Citigroup and its subsidiaries for general corporate purposes.

Citigroup’s consolidated ratio of income to fixed charges and consolidated ratio of income to combined fixed charges including preferred stock dividends for the three months ended March 31, 2005 and each of the five most recent fiscal years are as follows:

	Three Months Ended March 31, 2005	Year Ended December 31,
		2004	2003	2002	2001	2000
Ratio of income to fixed charges (excluding interest on deposits)	2.67x	2.68x	3.38x	2.52x	1.95x	1.78x
Ratio of income to fixed charges (including interest on deposits)	2.04x	2.02x	2.45x	1.92x	1.60x	1.50x
Ratio of income to combined fixed charges including preferred stock dividends (excluding interest on deposits)	2.66x	2.66x	3.34x	2.50x	1.93x	1.77x
Ratio of income to combined fixed charges including preferred stock dividends (including interest on deposits)	2.03x	2.01x	2.43x	1.90x	1.59x	1.49x

What is the Role of Citigroup Funding’s Affiliate, Citigroup Global Markets Inc.?

Our affiliate, Citigroup Global Markets Inc., is the agent for the offering and sale of the notes. After the initial offering, Citigroup Global Markets Inc. and/or other of our broker-dealer affiliates intend to buy and sell the notes to create a secondary market for holders of the notes, and may engage in other activities described in the section “Plan of Distribution” in the accompanying prospectus supplement. However, neither Citigroup Global Markets Inc. nor any of these affiliates will be obligated to engage in any market-making activities, or continue those activities once it has started them. Citigroup Global Markets Inc. will also act as calculation agent for the notes. Potential conflicts of interest may exist between Citigroup Global Markets Inc. and you as a holder of the notes.

Can You Tell Me More About the Effect of Citigroup Funding’s Hedging Activity?

We expect to hedge our obligations under the notes through us or one or more of our affiliates. This hedging activity will likely involve trading in one or more of the underlying stocks or in other instruments, such as options, swaps or futures, based upon the underlying stocks. This hedging activity could affect the value of the underlying stocks and therefore the market value of the notes. The costs of maintaining or adjusting this hedging activity could also affect the price at which our affiliate Citigroup Global Markets Inc. may be willing to purchase your notes in the secondary market. Moreover, this hedging activity may result in us or our affiliates receiving a profit, even if the market value of the notes declines. You should refer to “Risk Factors Relating to the Notes — Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest” and “— The Price at Which You Will Be Able to Sell Your Notes Prior to Maturity Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest” in this pricing supplement and “Use of Proceeds and Hedging” in the accompanying prospectus.

Are There Any Risks Associated With My Investment?

Yes, the notes are subject to a number of risks. Please refer to the section “Risk Factors Relating to the Notes” in this pricing supplement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents, filed by Citigroup with the Securities and Exchange Commission, or SEC, pursuant to Section 13 of the Securities Exchange Act of 1934 (File No. 1-9924), are incorporated herein by reference: (i) Annual Report on Form 10-K for the year ended December 31, 2004, (ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and (iii) Current Reports on Form 8-K filed on January 14, 2005, January 19, 2005, January 20, 2005, January 21, 2005, January 24, 2005, January 31, 2005, February 4, 2005, February 11, 2005, February 22, 2005, March 2, 2005, March 15, 2005, March 16, 2005, April 14, 2005, April 20, 2005, May 2, 2005, May 18, 2005, May 24, 2005, May 26, 2005, May 31, 2005, June 1, 2005 and June 2, 2005.

You should refer to “Prospectus Summary — Where You Can Find More Information” in the accompanying prospectus. These documents may also be accessed electronically by means of the SEC’s home page on the world wide web on the internet at http://www.sec.gov.

RISK FACTORS RELATING TO THE NOTES

An investment in the notes entails significant risks not associated with similar investments in a conventional debt security, including, among other things, fluctuations in the market prices of the common stocks of Dell Inc., Intel Corporation, Microsoft Corporation, Cisco Systems, Inc. and Oracle Corporation, and other events that are difficult to predict and beyond our control.

You Will Not Participate in the Appreciation of the Value of a Basket of Shares of the Underlying Stocks Unless It Appreciates Significantly from Its Value on June 3, 2005

The notes offer you less opportunity to participate in any appreciation of the underlying stocks than does an investment in the underlying stocks because you will not participate in any appreciation in the prices of the underlying stocks unless you exchange or we call the notes and the price of each of the underlying stocks appreciates approximately 14.00% from June 3, 2005 to the date the exchange is effected (or, if we call the notes, on the trading day before the date we give notice).

You Will Not Participate in Approximately the First 14.00% of any Appreciation of the Value of the Basket of Shares of the Underlying Stocks

Even if the value of the basket of shares of the underlying stocks appreciates from June 3, 2005 and you exchange or we call the notes, you will not participate in approximately the first 14.00% of the appreciation in the value of the basket of shares of the underlying stocks from its value on June 3, 2005.

The Value of the Basket of Shares of the Underlying Stocks Upon Our Call of the Notes May Decline During the Period from the Exercise of Our Call Right to the Date of Redemption

Following any exercise of our call right that results in delivery of the cash value of baskets of shares of the underlying stocks (rather than payment of the call price in cash) up to and including the date on which the redemption is effected, you are subject to the risk of decline in the prices of the underlying stocks, and therefore a reduction in the amount of cash you receive upon redemption. Unlike most conventional convertible debt securities, this risk may cause you to receive cash less than the principal amount of your notes in certain circumstances. Although you can limit the risk of a decline in the prices of the underlying stocks by immediately exercising your exchange right on the date we provide notice of a call, you cannot entirely eliminate this risk on the date we provide notice of a call.

The Yield on the Notes May Be Lower Than the Yield On a Standard Debt Security of Comparable Maturity

The notes bear interest at the rate of 1.00% per annum. As a result, if the value of the basket of the underlying stocks over the term of the notes is less than, equal to or only slightly greater than a price equal to $1,000 divided by the exchange ratio (a price that represents approximately an 14.00% appreciation in the value of the basket from its value on June 3, 2005), you will receive cash upon exchange or redemption with a value that is equal to or slightly greater than the principal amount of your notes and the effective yield on your notes will be less than that which would be payable on a conventional fixed-rate, non-callable debt security of Citigroup Funding of comparable maturity.

The Historical Performance of the Underlying Stocks Is Not an Indication of the Future Performance of the Underlying Stocks

The historical prices of the underlying stocks, which are included in this pricing supplement, are not indications of the future performance of the underlying stocks during the term of the notes. Changes in the prices of the underlying stocks will affect the trading price of the notes, but it is impossible to predict whether the prices of the underlying stocks will rise or fall.

You Will Not Receive Any Dividends Paid on Any of the Underlying Stocks

Your return on the notes will not reflect the return you would realize if you actually owned shares of the underlying stocks and received any dividends paid on those shares because the notes do not entitle you to receive those dividends.

The Price at Which You Will Be Able to Sell Your Notes Prior to Maturity Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest

We believe that the value of the notes in the secondary market will be affected by supply and demand for the notes, the values of the underlying stocks and a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe what we expect to be the impact on the value of the notes of a change in a specific factor, assuming all other conditions remain constant.

Prices of the Underlying Stocks.    We expect that the market value of the notes at any time may be affected by changes in the prices of the underlying stocks. However, changes in the prices of the underlying stocks may not always be reflected, in full or in part, in the market value of the notes. Increases in the prices of the underlying stocks of less than approximately 14.00% over their prices on June 3, 2005 may not be fully reflected in the trading price of the notes because holders of the notes would not participate in those increases upon their exchange for or our call of the notes. If you choose to sell your notes when the prices of the underlying stocks is below their prices on June 3, 2005, you may receive less than the amount you originally invested.

The value of the underlying stocks will be influenced by the results of operations of the issuers of those stocks and by complex and interrelated political, economic, financial and other factors that can affect the capital markets generally and the market segment of which those issuers of the underlying stocks are a part. Citigroup Funding’s hedging activities in the underlying stocks, the issuance of securities similar to the notes and other trading activities by Citigroup Funding, its affiliates and other market participants can also affect the prices of the underlying stocks.

Volatility of the Value of the Basket.    Volatility is the term used to describe the size and frequency of market fluctuations. If the expected volatility of the value of the basket changes during the term of the notes, the market value of the notes may decrease. Because the basket is based on a relatively small number of underlying stocks, the value of the basket may be subject to greater volatility.

Call Feature.    Our ability to call the notes prior to their maturity date is likely to limit their value. We believe that if we did not have the right to call the notes, their value could be significantly different.

Events Involving the Issuers of the Underlying Stocks.    General economic conditions and earnings results of the issuers of the underlying stocks and real or anticipated changes in those conditions or results may affect the value of the notes. In addition, if the dividend yields on the underlying stocks increase, the value of the notes may decrease, since the cash value of baskets of shares of the underlying stocks or cash you will receive upon your exchange or our call will not reflect the value of such dividend payments. Conversely, if the dividend yields on the issuers of the underlying stocks decrease, the value of the notes may increase.

Interest Rates.    We expect that the market value of the notes will be affected by changes in U.S. interest rates. In general, if U.S. interest rates increase, the value of the notes may decrease, and if U.S. interest rates decrease, the value of the notes may increase.

Hedging Activities.    Hedging activities in the underlying stocks by us or one or more of our affiliates will likely involve trading in the underlying stocks or in other instruments, such as options or swaps, based upon the underlying stocks. This hedging activity could affect the market prices of the underlying stocks and therefore the market value of the notes. It is possible that we or our affiliates may profit from our hedging activity, even if the market value of the notes declines.

Citigroup Funding and Citigroup’s Credit Ratings, Financial Condition and Results.    Actual or anticipated changes in our credit ratings, financial condition or results or those of Citigroup may affect the value of the notes.

We want you to understand that the impact of one of the factors specified above, such as an increase in interest rates, may offset some or all of any change in the value of the notes attributable to another factor, such as an increase in the values of the underlying stocks.

In general, assuming all relevant factors are held constant, we expect that the effect on the value of the notes of a given change in most of the factors listed above will be less if it occurs later in the term of the notes than if it occurs earlier in the term of the notes.

You Will Have No Rights Against the Issuers of the Underlying Stocks

You will have no rights against the issuers of the underlying stocks even though:

•	you will receive the cash value of baskets of shares of the underlying stocks upon your exchange or, under some circumstances, our call; and

•	the market value of the notes is expected to depend primarily on the value of the basket of the underlying stocks.

The issuers of the underlying stocks are not in any way involved in this offering and have no obligations relating to the notes or to holders of the notes. In addition, you will not have voting rights with respect to the underlying stocks following your exchange or our call.

You May Not Be Able to Sell Your Notes if an Active Trading Market for the Notes Does Not Develop

The notes have not been and will not be listed on any exchange. There is currently no secondary market for the notes. Citigroup Global Markets Inc. currently intends, but is not obligated, to make a market in the notes. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the notes. If the secondary market for the notes is limited, there may be few buyers should you choose to sell your notes prior to maturity.

The Cash Value of the Baskets of Shares of the Underlying Stocks You Receive Upon Your Exchange or Our Call May Be Reduced Under Some Circumstances if the Underlying Stocks are Diluted Because the Basket Composition Ratio Will Not Be Adjusted for All Events That Dilute the Underlying Stocks

The basket composition ratio is subject to adjustment for a number of events arising from share splits and combinations, share dividends, a number of other actions of the issuers of the underlying stocks that modify their capital structures and a number of other transactions involving the issuers of the underlying stocks, as well as for the liquidation, dissolution or winding up of those issuers. You should refer to the section “Description of the Notes — Dilution Adjustments” in this pricing supplement. The basket composition ratio will not be adjusted for other events that may reduce the prices of the underlying stocks, such as offerings of common stock for cash or in connection with acquisitions. Because of the relationship of the cash value of baskets of shares of the underlying stocks you receive upon your exchange or our call to the then-current prices of the underlying stocks, these other events may reduce the cash value you receive, or determine whether you receive such cash value in the event we call the notes.

Citigroup Global Markets Inc., an Affiliate of Citigroup Funding, Is the Calculation Agent, Which Could Result in a Conflict of Interest

Citigroup Global Markets Inc., which is acting as the calculation agent for the notes, is an affiliate of ours. As a result, Citigroup Global Markets Inc.’s duties as calculation agent, including with respect to certain determinations and judgments that the calculation agent must make in determining amounts due to you, may conflict with its interest as an affiliate of ours.

The Market Value of the Notes and the Cash Value of the Baskets of Shares of the Underlying Stocks You Receive Upon Your Exchange or Our Call May Be Affected by Purchases and Sales of the Underlying Stocks or Derivative Instruments Related to the Issuers of the Underlying Stocks by Affiliates of Citigroup Funding

Citigroup Funding’s affiliates, including Citigroup Global Markets Inc., may from time to time buy or sell shares of the underlying stocks or derivative instruments relating to the underlying stocks for their own accounts in connection with their normal business practices. These transactions could affect the prices of the underlying stocks and therefore the cash value of the baskets of shares of the underlying stocks you receive upon your exchange or our call or reduce the price you receive if you sell your notes.

Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest

We expect to hedge our obligations under the notes through us or one or more of our affiliates. This hedging activity will likely involve trading in the underlying stocks or in other instruments, such as options or swaps, based upon the underlying stocks. This hedging activity may present a conflict between your interest in the notes and the interests we and our affiliates have in executing, maintaining and adjusting our hedge transactions because it could affect the market prices of the underlying stocks and therefore the market value of the notes and the cash value of the baskets of shares of the underlying stocks you receive upon your exchange or our call. It could also be adverse to your interest if it affects the price at which our affiliate Citigroup Global Markets Inc. may be willing to purchase your notes in the secondary market. Since hedging our obligation under the notes involves risk and may be influenced by a number of factors, it is possible that we or our affiliates may profit from our hedging activity, even if the market price of notes declines.

DESCRIPTION OF THE NOTES

General

The description in this pricing supplement of the particular terms of the 1.00% Notes Exchangeable for the Cash Value of a Basket of Selected Technology Stocks, Due 2010 supplements, and to the extent inconsistent therewith replaces, the descriptions of the general terms and provisions of the registered notes set forth in the accompanying prospectus and prospectus supplement.

Interest

The notes will bear interest at a rate equal to 1.00% per annum, calculated on the basis of a 360-day year of twelve 30-day months. The interest payment dates with respect to the notes are December 14 and June 14 of each year, commencing December 14, 2005. The record date with respect to any interest payment date will be the date (whether or not a Business Day) immediately preceding the interest payment date. Any payment required to be made on a note on a date, including the stated maturity date, that is not a Business Day for the note need not be made on that date. A payment may be made on the next succeeding Business Day with the same force and effect as if made on the specified date. No additional interest will accrue as a result of delayed payment.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which the New York Stock Exchange or banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close.

Payment at Maturity

At maturity, unless your notes have been previously exchanged by you or called by us, you will receive $1,000 for each $1,000 principal amount of notes you then hold.

Exchange Right

Beginning on July 14, 2005, you will have the right, by completing the Official Notice of Exchange attached as Exhibit A to this pricing supplement and delivering that notice to both the calculation agent and the paying agent for the notes no later than 11:00 a.m. New York City time on any Trading Day, to exchange each $1,000 principal amount of notes you then hold for the cash value of 8.7719 baskets of shares of the underlying stocks, with the number of shares of each of the underlying stocks included in each basket equal to the Exchange Amount. The Exchange Amount is the number of shares of each of the underlying stock equal to the product of the Exchange Ratio and the Basket Composition Ratio of the relevant underlying stock on, (x) in the case of your exchange right, the applicable Exchange Date or, (y) in the case of our call right, the Call Date, in each case as calculated by the calculation agent. You will be able to exercise your exchange right through and including the Trading Day prior to the earliest of:

•	maturity;

•	if we call the notes for redemption for the cash value of baskets of shares of the underlying stocks, as described below, the date specified in our notice of redemption, which we refer to as the “Call Date;” and

•	if we call the notes for redemption for the Call Price, as described below, the Trading Day on which we give notice of our exercise of our call right, which we refer to as the “Call Notice Date.”

We will deliver the cash value of baskets of shares of the underlying stocks to you three Business Days after the date you deliver a valid Official Notice of Exchange (such date of delivery of a valid Official Notice of Exchange, the “Exchange Date”), as long as the paying agent has received delivery on the Exchange Date of your notes.

We will not pay accrued and unpaid interest on notes that you exchange under your exchange right. Notwithstanding the foregoing, we will pay you accrued interest up to and including the earlier of the Exchange Date and July 30, 2007, if:

•	you exercise your exchange right after we call the notes for mandatory redemption for the cash value of baskets of shares of the underlying stocks;

•	the Call Notice Date is on or before July 30, 2007; and

•	the Call Date is on or after July 31, 2007.

The Exchange Ratio will equal 8.7719.

“Basket Composition Ratio” is the number of shares of each of the Underlying Stocks included in each basket.

“Trading Day” means a day, as determined by the calculation agent in its sole discretion, on which trading is generally conducted (or was scheduled to have been generally conducted but for the occurrence of a Market Disruption Event) on the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market, the Chicago Mercantile Exchange and the Chicago Board Options Exchange, and in the over-the-counter market for equity securities in the United States.

“Market Disruption Event,” as determined by the calculation agent in its sole discretion, means the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any exchange or market or otherwise) of, or the unavailability, through a recognized system of public dissemination of transaction information, of accurate price, volume or related information in respect of (1) the shares of the underlying stocks (or any other security for which a Closing Price must be determined) on any exchange or market, or (2) any options contracts or futures contracts relating to the shares of the underlying stocks (or other securities), or any options on such futures contracts, on any exchange or market if, in each case, in the determination of Citigroup Funding, any such suspension, limitation or unavailability is material.

Call Right

Beginning on April 4, 2007, upon not less than 30 nor more than 60 days’ notice to holders of the notes in the manner described below, we may call the notes, in whole, and not in part, for mandatory redemption on or after June 3, 2007. Following an exercise of our call right, you will receive for each $1,000 principal amount of notes:

•	the cash value of 8.7719 baskets of shares, with the number of shares of each of the underlying stocks included in each basket equal to the Basket Composition Ratio of the stock on the applicable Call Date, if the value of 8.7719 baskets on the Trading Day immediately preceding the Call Notice Date is greater than $1,000, or

•	an amount in cash equal to $1,000 (the “Call Price”), if the value of 8.7719 baskets on the Trading Day immediately preceding the Call Notice Date, as determined by the calculation agent, is less than or equal to the Call Price.

Once we call the notes, unless you have already exercised your exchange right, we will deliver to you the cash value of baskets of shares of the underlying stocks or pay you the Call Price, as the case may be:

•	three Trading Days after the Call Date specified in our notice of mandatory redemption, if we deliver to you the cash value of baskets of shares of the underlying stocks; or

•	on the Call Date, if we pay you the Call Price.

We will not pay accrued and unpaid interest on the notes if we call them for mandatory redemption for the cash value of baskets of shares of the underlying stocks. We will pay accrued and unpaid interest up to and including the Call Date on the notes if we call them for mandatory redemption in cash at the Call Price.

If we call the notes for mandatory redemption in cash at the Call Price, your exchange right will cease to be available beginning on the Call Notice Date. If we call the notes for mandatory redemption for the cash value of baskets of shares of the underlying stocks, you will continue to be able to exercise your exchange right up to the Call Date.

So long as the notes are represented by global securities and are held on behalf of DTC, call notices and other notices will be given by delivery to DTC. If the notes are no longer represented by global securities and are not held on behalf of DTC, call notices and other notices will be published in a leading daily newspaper in the City of New York, which is expected to be The Wall Street Journal.

Delivery of the Cash Value of Baskets of Shares of the Underlying Stocks

We may satisfy our obligation to deliver the cash value of baskets of shares of the underlying stocks under the notes at any time by causing our affiliate, Citigroup Global Markets Inc., to deliver such cash amount to the paying agent through the facilities of DTC. If we do so, the paying agent will in turn be obligated to deliver the cash to holders of the notes.

The Basket

The Basket is comprised of the common stocks (together, the “Underlying Stocks”) of the following five issuers (together, the “Underlying Issuers”) as weighted below based on the price of each stock on June 3, 2005, as determined by the calculation agent, to achieve a Basket value of $100 on that date:

Underlying Issuers	Underlying Stocks (Ticker Symbol/ Listing)	Initial Percentage of Basket	Initial Price of Stocks	Basket Composition Ratio
Dell Inc.	DELL (Nasdaq)	20%	$40.078	0.4990
Intel Corporation	INTC (Nasdaq)	20%	$27.326	0.7319
Microsoft Corporation	MSFT (Nasdaq)	20%	$25.422	0.7867
Cisco Systems, Inc.	CSCO (Nasdaq)	20%	$19.475	1.0270
Oracle Corporation	ORCL (Nasdaq)	20%	$12.616	1.5853

The value of the Basket on any Trading Day will equal the sum of the products of the each Underlying Stock’s Closing Price and that Underlying Stock’s Basket Composition Ratio. The Basket Composition Ratio are subject to adjustment for certain corporate events. See “— Dilution Adjustments” below.

The Closing Price of any stock (or any other security for which a Closing Price must be determined) on any date of determination will be (1) if the stock (or that other security) is listed on a national securities exchange on that date of determination, the closing sale price or, if no closing sale price is reported, the last reported sale price on that date on the principal U.S. exchange on which the stock (or that other security) is listed or admitted to trading, (2) if the stock (or that other security) is not listed on a national securities exchange on that date of determination, or if the closing sale price or last reported sale price is not obtainable (even if the stock or that other security is listed or admitted to trading on such exchange), and the stock (or that other security) is quoted on the Nasdaq National Market, the closing sale price or, if no closing sale price is reported, the last reported sale price on that date as reported on the Nasdaq National Market, and (3) if the stock (or that other security) is not quoted on the Nasdaq National Market on that date of determination, or if the closing sale price or last reported sale price is not obtainable (even if the stock or that other security is quoted on the Nasdaq), the last quoted bid price for the stock (or that other security) in the over-the-counter market on that date as reported by the OTC Bulletin Board, the National Quotation Bureau or a similar organization. The determination of the Closing Price by the calculation agent in the event of a Market Disruption Event may be deferred by the calculation agent for up to two consecutive Business Days on which a Market Disruption Event is occurring. If no closing sale price or last reported sale price is available pursuant to clauses (1), (2) or (3) above or if there is a Market Disruption Event, the Closing Price on any date of determination, unless deferred by the calculation agent as described in the preceding sentence, will be the arithmetic mean, as determined by the calculation agent, of the bid prices of the stock (or that other security) obtained from as many dealers in such stock or security (which may include Citigroup Global Markets Inc. or any of our other subsidiaries or affiliates), but not exceeding three such dealers, as will make such bid prices available to the calculation agent. A security “quoted on the Nasdaq National Market” will include a security included for listing or quotation in any successor to such system and the term “OTC Bulletin Board” will include any successor to such service.

Dilution Adjustments

The Basket Composition Ratio will be subject to adjustment from time to time in certain situations. Any of these adjustments could have an impact on the amount you will receive if you exchange or we call the notes, and on whether you will receive cash value of baskets of shares of the Underlying Stocks in the event we call the notes. Citigroup Global Markets Inc., as calculation agent, will be responsible for the effectuation and calculation of any adjustment described in this section and will furnish the trustee with notice of any adjustments.

If any Underlying Issuer, after the closing date:

(1)	pays a stock dividend or makes a distribution with respect to its common stock in shares of the stock;

(2)	subdivides or splits the outstanding shares of its common stock into a greater number of shares;

(3)	combines the outstanding shares of its common stock into a smaller number of shares; or

(4)	issues by reclassification of shares of its common stock any shares of other common stock of that issuer;

then, in each of these cases, the Basket Composition Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the number of shares of the common stock outstanding immediately after the event, or, in the case of a reclassification referred to in (4) above, the number of shares of other common stock, and the denominator of which will be the number of shares of the common stock outstanding immediately before the event.

If any Underlying Issuer, after the closing date, issues, or declares a record date in respect of an issuance of, rights or warrants to all holders of its common stock entitling them to subscribe for or purchase its common stock at a price per share less than the Then-Current Market Price of the common stock, other than rights to purchase common stock pursuant to a plan for the reinvestment of dividends or interest, then, in each case, the Basket Composition Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the number of the shares of common stock outstanding immediately before the adjustment is effected, plus the number of additional shares offered for subscription or purchase pursuant to the rights or warrants, and the denominator of which will be the number of shares of common stock outstanding immediately before the adjustment is effected by reason of the issuance of the rights or warrants, plus the number of additional shares of common stock which the aggregate offering price of the total number of shares of common stock offered for subscription or purchase pursuant to the rights or warrants would purchase at the Then-Current Market Price of the common stock, which will be determined by multiplying the total number of shares so offered for subscription or purchase by the exercise price of the rights or warrants and dividing the product obtained by the Then-Current Market Price. To the extent that, after the expiration of the rights or warrants, the shares of common stock offered thereby have not been delivered, the Basket Composition Ratio will be further adjusted to equal the Basket Composition Ratio which would have been in effect had the adjustment for the issuance of the rights or warrants been made upon the basis of delivery of only the number of shares of common stock actually delivered.

If any Underlying Issuer, after the closing date, declares or pays a dividend or makes a distribution to all holders of the common stock of any class of its capital stock, the capital stock of one or more of its subsidiaries, evidences of its indebtedness or other non-cash assets, excluding any dividends or distributions referred to in the above paragraph and excluding any issuance or distribution to all holders of its common stock, in the form of Marketable Securities, of capital stock of one or more of its subsidiaries, or issues to all holders of its common stock rights or warrants to subscribe for or purchase any of its or one or more of its subsidiaries’ securities, other than rights or warrants referred to in the above paragraph, then, in each of these cases, the Basket Composition Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the Then-Current Market Price of one share of the common stock, and the denominator of which will be the Then-Current Market Price of one share of the common stock, less the fair market value as of the time the adjustment is effected of the portion of the capital stock, assets, evidences of indebtedness, rights or warrants so distributed or issued applicable to one share of the common stock. The fair market value with respect to any Marketable Securities so distributed or issued means (a) in the case of any distribution or issuance that is effected concurrently with an initial public offering of those Marketable Securities, the initial public offering price of those securities, and (b) in the case of any other distribution or issuance of Marketable Securities, the Closing Price per share of those Marketable Securities on the Ex-Date with respect to such distribution or issuance. The fair market value of any distribution or issuance that is not in the form of Marketable Securities shall be the fair market value (as determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination shall be final) of such distribution or issuance.

Notwithstanding the foregoing, in the event that, with respect to any dividend or distribution to which the above paragraph would otherwise apply, the denominator in the fraction referred to in the above formula is less than $1.00 or is a negative number, then Citigroup Funding may, at its option, elect to have the adjustment provided by the above paragraph not be made and in lieu of this adjustment, at maturity, each holder of the notes will be entitled to receive an additional amount of cash equal to the product of the number of notes held by the holder multiplied by the fair market value of the capital stock, indebtedness, assets, rights or warrants (determined, as of the date this dividend or distribution is made, by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final) so distributed or issued applicable to stock equal the cash value of baskets of shares of the Underlying Stocks.

If any Underlying Issuer, after the closing date, declares a record date in respect of a distribution of cash, other than any Permitted Dividends described below, any cash distributed in consideration of fractional shares of common stock and any cash distributed in a Reorganization Event referred to below, by dividend or otherwise, to all holders of its common stock, or makes an Excess Purchase Payment, then the Basket Composition Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the Then-Current Market Price of the common stock, and the denominator of which will be the Then-Current Market Price of the common stock on the record date less the amount of the distribution applicable to one share of common stock which would not be a Permitted Dividend, or, in the case of an Excess Purchase Payment, less the aggregate amount of such Excess Purchase Payment for which adjustment is being made at the time divided by the number of shares of common stock outstanding on the record date.

For purposes of these adjustments:

A “Permitted Dividend” is any cash dividend in respect of any Underlying Stock, other than a cash dividend that exceeds the immediately preceding quarterly cash dividend, and then only to the extent that the per share amount of this dividend results in an annualized dividend yield on the common stock in excess of 10%.

An “Excess Purchase Payment” is the excess, if any, of (x) the cash and the value (as determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final) of all other consideration paid by any Underlying Issuer with respect to one share of common stock acquired in a tender offer or exchange offer by that issuer, over (y) the Then-Current Market Price of the common stock.

Notwithstanding the foregoing, in the event that, with respect to any dividend, distribution or Excess Purchase Payment to which the sixth paragraph in this section would otherwise apply, the denominator in the fraction referred to in the formula in that paragraph is less than $1.00 or is a negative number, then Citigroup Funding may, at its option, elect to have the adjustment provided by the sixth paragraph in this section not be made and in lieu of this adjustment, at maturity, the holders of the notes will be entitled to receive an additional amount of cash equal to the product of the number of notes held by the holder multiplied by the sum of the amount of cash plus the fair market value of other consideration (determined, as of the date this dividend or distribution is made, by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final) so distributed or applied to the acquisition of the common stock in the tender offer or exchange offer applicable to a number of shares of the underlying stock equal to the Basket Composition Ratio.

If any Underlying Issuer, after the closing date, issues or makes a distribution to all holders of its common stock of the capital stock of one or more of its subsidiaries, in each case in the form of Marketable Securities, then, in each of these cases, each holder of the notes will receive upon the exchange or redemption for each note the cash value of a basket of a combination of shares of the Underlying Stock equal to the Basket Composition Ratio and a number of shares of such Issuer subsidiaries’ capital stock equal to the Basket Composition Ratio times the number of shares of such subsidiaries’ capital stock distributed per share of the Underlying Stock. Following the record date for an event described in this paragraph, the “Closing Price” will equal the price per share of the Underlying Stock, plus the price per share of such subsidiaries’ capital stock times the number of shares of such subsidiaries’ capital stock distributed per share of the Underlying Stock. In the event a distribution pursuant to this paragraph occurs, following the record date for such distribution, the adjustments described in “—Dilution Adjustments” will also apply to such subsidiaries’ capital stock if any of the events described in “—Dilution Adjustments” occurs with respect to such capital stock.

Each dilution adjustment will be effected as follows:

•	in the case of any dividend, distribution or issuance, at the opening of business on the Business Day next following the record date for determination of holders of the underlying stock entitled to receive this dividend, distribution or issuance or, if the announcement of this dividend, distribution or issuance is after this record date, at the time this dividend, distribution or issuance was announced by the issuer of that common stock;

•	in the case of any subdivision, split, combination or reclassification, on the effective date of the transaction;

•	in the case of any Excess Purchase Payment for which the issuer of the common stock announces, at or prior to the time it commences the relevant share repurchase, the repurchase price per share for shares proposed to be repurchased, on the date of the announcement; and

•	in the case of any other Excess Purchase Payment, on the date that the holders of the repurchased shares become entitled to payment in respect thereof.

All dilution adjustments will be rounded upward or downward to the nearest 1/10,000th or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th. No adjustment in the Basket Composition Ratio will be required unless the adjustment would require an increase or decrease of at least one percent therein, provided, however, that any adjustments which by reason of this sentence are not required to be made will be carried forward (on a percentage basis) and taken into account in any subsequent adjustment. If any announcement or declaration of a record date in respect of a dividend, distribution, issuance or repurchase requiring an adjustment as described herein is subsequently canceled by the issuer of the common stock, or this dividend, distribution, issuance or repurchase fails to receive requisite approvals or fails to occur for any other reason, then, upon the cancellation, failure of approval or failure to occur, the Basket Composition Ratio will be further adjusted to the Basket Composition Ratio which would then have been in effect had adjustment for the event not been made. If a Reorganization Event described below occurs after the occurrence of one or more events requiring an adjustment as described herein, the dilution adjustments previously applied to the Basket Composition Ratio will not be rescinded but will be applied to the new Basket Composition Ratio provided for below.

The “Then-Current Market Price” of the common stock, for the purpose of applying any dilution adjustment, means the average closing price per share of common stock for the ten Trading Days immediately before this adjustment is effected or, in the case of an adjustment effected at the opening of business on the Business Day next following a record date, immediately before the earlier of the date the adjustment is effected and the related Ex-Date.

For purposes of the definition of Then-Current Market Price and Transaction Value only, a “Trading Day” means a day, as determined by the calculation agent, on which trading is generally conducted (or was scheduled to have been generally conducted but for the occurrence of a Market Disruption Event) on the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market, the Chicago Mercantile Exchange and the Chicago Board Options Exchange, and in the over-the-counter market for equity securities in the United States.

The “Ex-Date” with respect to any dividend, distribution or issuance is the first date on which the shares of the common stock trade in the regular way on their principal market without the right to receive this dividend, distribution or issuance.

In the event of any of the following “Reorganization Events”:

•	any consolidation or merger of the issuer of the common stock, or any surviving entity or subsequent surviving entity of that issuer, with or into another entity, other than a merger or consolidation in which the issuer is the continuing corporation and in which the common stock outstanding immediately before the merger or consolidation is not exchanged for cash, securities or other property of the issuer or another issuer;

•	any sale, transfer, lease or conveyance to another corporation of the property of the issuer or any successor as an entirety or substantially as an entirety;

•	any statutory exchange of securities of the issuer or any successor of the issuer with another issuer, other than in connection with a merger or acquisition; or

•	any liquidation, dissolution or winding up of the issuer or any successor of the issuer;

the Closing Price of that common stock will be deemed to be equal to the Transaction Value in respect of that common stock.

The “Transaction Value” will be the sum of:

1.	for any cash received in a Reorganization Event, the amount of cash received per share of common stock;

2.	for any property other than cash or Marketable Securities received in a Reorganization Event, an amount equal to the market value on the date the Reorganization Event is consummated of that property received per share of common stock, as determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final; and

3.	for any Marketable Securities received in a Reorganization Event, an amount equal to the Closing Price per share of these Marketable Securities on the third Trading Day immediately prior to the maturity date or Exchange Date multiplied by the number of these Marketable Securities received for each share of common stock.

“Marketable Securities” are any perpetual equity securities or debt securities with a stated maturity after the maturity date, or rights or warrants to subscribe for or purchase any such equity or debt securities, in each case that are listed on a U.S. national securities exchange or reported by the Nasdaq Stock Market. The number of shares of any equity securities constituting Marketable Securities included in the calculation of Transaction Value pursuant to clause (3) above will be adjusted if any event occurs with respect to the Marketable Securities or the issuer of the Marketable Securities between the time of the Reorganization Event and maturity that would have required an adjustment as described above, had it occurred with respect to the common stock of the issuer or the issuer. Adjustment for these subsequent events will be as nearly equivalent as practicable to the adjustments described above.

Events of Default and Acceleration

In case an Event of Default (as defined in the accompanying prospectus) with respect to any notes shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the notes will be determined by the calculation agent and will equal, for each note, the Maturity Payment, calculated as though the maturity of the notes were the date of early repayment. See “— Payment at Maturity,” “— Exchange Right” and “— Delivery of Shares” above. If a bankruptcy proceeding is commenced in respect of Citigroup Funding, the beneficial owner of a note will not be permitted to make a claim for unmatured interest and therefore, under Section 502(b) (2) of Title 11 of the United States Code, the claim of the beneficial owner of a note will be capped at the cash equivalent of the Maturity Payment calculated as though the maturity date of the notes were the date of the commencement of the proceeding, plus an additional amount of interest accrued on the principal amount of notes at 1.00% per annum up to the date of the commencement of the proceeding.

In case of default in payment at maturity of the notes, the notes shall bear interest, payable upon demand of the beneficial owners of the notes in accordance with the terms of the notes, from and after the maturity date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of 4.50% per annum on the unpaid amount (or the cash equivalent of such unpaid amount) due.

Paying Agent, Trustee and CUSIP

Citibank, N.A. will serve as Paying Agent and Registrar for the notes and will also hold the global security representing the notes as custodian for DTC. JPMorgan Chase Bank, N.A., as trustee under an indenture dated as of June 1, 2005, as amended from time to time, will serve as Trustee for the notes.

The CUSIP number for the notes is 1730T0 AA 7.

Calculation Agent

The calculation agent for the notes will be Citigroup Global Markets Inc. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Funding and the holders of the notes. Because the calculation agent is an affiliate of Citigroup Funding, potential conflicts of interest may exist between the calculation agent and the holders of the notes, including with respect to certain determinations and judgments that the calculation agent must make in determining amounts due to holders of the notes. Citigroup Global Markets Inc. is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.

INFORMATION REGARDING THE ISSUERS OF THE UNDERLYING STOCKS

General

According to publicly available documents:

•	Dell Inc. is a premier provider of products and services worldwide that enable customers to build their information-technology and Internet infrastructures;

•	Intel Corporation is the world’s largest semiconductor chip maker, supplying advanced technology solutions for the computing and communications industries;

•	Microsoft Corporation develops, manufactures, licenses, and supports a wide range of software products for many computing devices;

•	Cisco Systems, Inc. manufactures and sells networking and communications products and provides services associated with that equipment and its use;

•	Oracle Corporation develops, manufactures, markets, distributes and services database software and infrastructure software, including application server, collaborative software and development tools, that help its customers manage and grow their businesses and operations.

Each of the issuers of the Underlying Stocks is currently subject to the informational requirements of the Securities Exchange Act. Accordingly, the Underlying Issuers file reports (including Annual Report on Form 10-K and Quarterly Reports on Form 10-Q), proxy statements and other information with the SEC. The Underlying Issuers’ registration statements, reports, proxy statements and other information may be inspected and copied at the office of the SEC at the location listed under “Prospectus Summary — Where You Can Find More Information” in the accompanying prospectus.

Citigroup Funding has not participated in the preparation of any publicly available documents of any of the Underlying Issuers and has not made any due diligence investigation or inquiry of any of the Underlying Issuers in connection with the offering of the notes. We make no representation that the publicly available information about any of the Underlying Issuers is accurate or complete.

The notes represent obligations of Citigroup Funding only. None of the Underlying Issuers of the Underlying Stocks is involved in any way in this offering and has no obligation relating to the notes or to the holders of the notes.

HISTORICAL DATA ON THE UNDERLYING STOCKS

DELL INC.

The common stock of Dell Inc. is quoted on the Nasdaq National Market under the symbol “DELL.” The following table sets forth, for each of the quarterly periods indicated, the high and the low sale price for Dell common stock, as reported on the Nasdaq National Market and the dividends paid per share of Dell Inc. common stock beginning in the first quarter of 2000. During the periods reflected in the table, Dell Inc. did not split its stock.

Quarter	High	Low	Dividends
2000
First	59.6875	35.0000	0.0000
Second	56.8750	41.3750	0.0000
Third	54.6719	30.1250	0.0000
Fourth	33.0625	16.2500	0.0000
2001
First	28.8125	16.9375	0.0000
Second	31.3200	21.3125	0.0000
Third	29.0000	16.0100	0.0000
Fourth	30.0800	17.7500	0.0000
2002
First	30.5200	23.5300	0.0000
Second	28.5500	22.2700	0.0000
Third	28.7100	21.9000	0.0000
Fourth	31.0600	23.0500	0.0000
2003
First	29.2500	22.5900	0.0000
Second	33.0000	27.1500	0.0000
Third	35.0400	30.7000	0.0000
Fourth	37.1800	32.3000	0.0000
2004
First	36.1600	31.1400	0.0000
Second	36.7500	33.5400	0.0000
Third	36.4900	32.7100	0.0000
Fourth	42.5700	33.9100	0.0000
2005
First	42.3000	37.8500	0.0000
Second (through June 3, 2005)	40.8500	34.4000	0.0000

The closing price of Dell common stock on June 3, 2005, was $40.14.

According to Dell Inc.’s Quarterly Report on Form 10-Q for the quarter ended April 29, 2005, as of May 31, 2005, there were 2,421,082,061 shares of common stock outstanding.

Holders of the notes will not be entitled to any rights with respect to Dell common stock (including, without limitation, voting rights or rights to receive dividends or other distributions in respect thereof).

INTEL CORPORATION

The common stock of Intel Corporation is quoted on the Nasdaq National Market under the symbol “INTC.” The following table sets forth, for each of the quarterly periods indicated, the high and the low sale price for Intel common stock, as reported on the Nasdaq National Market and the dividends paid per share of Intel common stock beginning in the first quarter of 2000.

Quarter	High	Low	Dividends
2000
First	72.6875	38.6875	0.0150
Second	70.1250	52.5625	0.0150
Third	75.8125	41.3750	0.0200
Fourth	47.8750	29.8125	0.0200
2001
First	38.5938	24.5625	0.0200
Second	32.5700	22.2500	0.0200
Third	32.2300	18.9600	0.0200
Fourth	34.8500	19.0800	0.0200
2002
First	36.7800	28.5000	0.0200
Second	31.4500	17.4500	0.0200
Third	19.8800	12.9500	0.0200
Fourth	22.0900	12.9500	0.0200
2003
First	19.0100	14.8800	0.0200
Second	22.9190	16.2800	0.0200
Third	29.3800	20.5100	0.0200
Fourth	34.5000	27.5900	0.0200
2004
First	34.6000	26.0300	0.0400
Second	29.0100	25.6100	0.0400
Third	27.4800	19.6400	0.0400
Fourth	24.9900	20.2200	0.0400
2005
First	25.4700	21.8900	0.0800
Second (through June 3, 2005)	27.7500	21.9400	0.0800

The closing price of Intel common stock on June 3, 2005 was $27.31.

According to Intel Corporation’s Quarterly Report on Form 10-Q for the quarter ended April 2, 2005, as of April 29, 2005, there were 6,173,000,000 shares of Intel common stock outstanding. During the periods reflected in the table, Intel Corporation split its common stock 2 for 1 on July 30, 2000. The data appearing in the table have been adjusted to reflect that split.

Holdings of the notes will not be entitled to any rights with respect to Intel common stock (including, without limitation, voting rights or rights to receive dividends or other distributions in respect thereof).

MICROSOFT CORPORATION

The common stock of Microsoft Corporation is quoted on the Nasdaq National Market under the symbol “MSFT.” The following table sets forth, for each of the quarterly periods indicated, the high and the low sale price for Microsoft common stock, as reported on the Nasdaq National Market and the dividends paid per share of Microsoft common stock beginning in the first quarter of 2000.

Quarter	High	Low	Dividends
2000
First	59.3125	44.0625	0.0000
Second	48.2500	30.1875	0.0000
Third	41.4375	29.3125	0.0000
Fourth	36.1875	20.1250	0.0000
2001
First	32.5313	21.4375	0.0000
Second	38.0750	25.5313	0.0000
Third	36.5750	23.7500	0.0000
Fourth	34.9455	25.2050	0.0000
2002
First	35.3100	28.5750	0.0000
Second	30.2000	24.1765	0.0000
Third	27.4650	20.7050	0.0000
Fourth	29.4800	21.0000	0.0000
2003
First	28.6600	22.5500	0.0800
Second	26.9700	23.5999	0.0000
Third	29.9700	25.2500	0.0000
Fourth	29.4600	24.8400	0.1600
2004
First	28.8300	24.0100	0.0000
Second	28.8000	24.8500	0.0000
Third	29.9000	26.7400	0.0800
Fourth	30.2000	26.2600	3.0800
2005
First	27.1000	23.8200	0.0800
Second (through June 3, 2005)	26.0900	23.9400	0.0800

The closing price of Microsoft common stock on June 3, 2005 was $25.41.

According to Microsoft Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, as of March 31, 2005, there were 10,804,353,235 shares of Microsoft common stock outstanding. During the periods reflected in the table, Microsoft Corporation split its common stock 2 for 1 on February 14, 2003. The data appearing in the table have been adjusted to reflect that split.

Holdings of the notes will not be entitled to any rights with respect to Microsoft common stock (including, without limitation, voting rights or rights to receive dividends or other distributions in respect thereof).

CISCO SYSTEMS, INC.

The common stock of Cisco Systems, Inc. is quoted on the Nasdaq National Market under the symbol “CSCO.” The following table sets forth, for each of the quarterly periods indicated, the high and the low sale price for Cisco common stock, as reported on the Nasdaq National Market and the dividends paid per share of Cisco common stock beginning in the first quarter of 2000.

Quarter	High	Low	Dividends
2000
First	82.0000	48.6250	0.0000
Second	77.0000	50.0000	0.0000
Third	70.0000	54.6250	0.0000
Fourth	59.4375	35.1563	0.0000
2001
First	44.5000	15.0000	0.0000
Second	24.1300	13.1875	0.0000
Third	20.7500	11.0400	0.0000
Fourth	21.9200	11.1500	0.0000
2002
First	21.8400	14.1500	0.0000
Second	17.5500	12.2780	0.0000
Third	15.7600	10.3900	0.0000
Fourth	15.4800	8.1200	0.0000
2003
First	15.6300	12.3300	0.0000
Second	19.1000	12.8000	0.0000
Third	21.5600	16.5700	0.0000
Fourth	24.6000	19.1300	0.0000
2004
First	29.3900	21.9399	0.0000
Second	24.8300	20.6800	0.0000
Third	23.6800	17.5000	0.0000
Fourth	20.3500	17.8000	0.0000
2005
First	19.6100	17.1300	0.0000
Second (through June 3, 2005)	20.0010	17.0100	0.0000

The closing price of Cisco common stock on June 3, 2005 was $19.40.

According to Cisco Systems, Inc.’s Quarterly Report on Form 10-Q for the quarter ended April 30, 2005, as of May 20, 2005, there were 6,390,676,291 shares of Cisco common stock outstanding. During the periods reflected in the table, Cisco Systems, Inc. split its common stock 2 for 1 on March 22, 2000. The data appearing in the table have been adjusted to reflect that split.

Holdings of the notes will not be entitled to any rights with respect to Cisco common stock (including, without limitation, voting rights or rights to receive dividends or other distributions in respect thereof).

ORACLE CORPORATION

The common stock of Oracle Corporation is quoted on the Nasdaq National Market under the symbol “ORCL.” The following table sets forth, for each of the quarterly periods indicated, the high and the low sale price for Oracle common stock, as reported on the Nasdaq National Market and the dividends paid per share of Oracle common stock beginning in the first quarter of 2000.

Quarter	High	Low	Dividends
2000
First	45.0000	23.3125	0.0000
Second	43.8125	29.0625	0.0000
Third	46.4688	35.5313	0.0000
Fourth	41.0625	21.5000	0.0000
2001
First	35.0000	13.5000	0.0000
Second	20.8400	13.0000	0.0000
Third	20.0000	10.1600	0.0000
Fourth	16.2800	12.1800	0.0000
2002
First	17.5000	12.4400	0.0000
Second	12.8900	7.2510	0.0000
Third	11.6100	7.1900	0.0000
Fourth	12.7300	7.6000	0.0000
2003
First	13.3600	10.6400	0.0000
Second	14.0000	10.6500	0.0000
Third	14.0300	11.1700	0.0000
Fourth	13.4300	11.3490	0.0000
2004
First	15.5100	11.1500	0.0000
Second	12.8600	10.8500	0.0000
Third	11.9600	9.7800	0.0000
Fourth	14.8700	11.5100	0.0000
2005
First	14.0100	12.1900	0.0000
Second (through June 3, 2005)	12.9900	11.2500	0.0000

The closing price of Oracle common stock on June 3, 2005 was $12.59.

According to Oracle Corporation’s Quarterly Report on Form 10-Q for the quarter ended February 28, 2005, as of March 21, 2005, there were 5,141,381,025 shares of Oracle common stock outstanding. During the periods reflected in the table, Oracle Corporation split its common stock 2 for 1 on January 18, 2000 and October 12, 2000. The data appearing in the table have been adjusted to reflect these splits.

Holdings of the notes will not be entitled to any rights with respect to Oracle common stock (including, without limitation, voting rights or rights to receive dividends or other distributions in respect thereof).

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain United States federal income tax considerations that may be relevant to a holder of a note. This summary supplements, and should be read in conjunction with, the section entitled “United States Federal Income Tax Considerations” in the prospectus supplement.

Investors should consult their own tax advisors in determining the tax consequences to them of holding notes, including the application to their particular situation of the United States federal income tax considerations discussed below and in the prospectus supplement.

Tax Characterization of the Notes

Each note will be treated by Citigroup Funding for United States federal income tax purposes as a single debt instrument issued by Citigroup Funding that is subject to United States Treasury regulations governing contingent debt instruments (the “Contingent Debt Regulations”). Moreover, each holder, by accepting a note, agrees to this treatment of the note and to report all income (or loss) with respect to the note in accordance with the Contingent Debt Regulations. The remainder of this summary assumes the treatment of each note as a single debt instrument subject to the Contingent Debt Regulations and the holder’s agreement thereto.

United States Holders

Taxation of Interest.    A United States holder (as such term is defined in the prospectus supplement) of a note will recognize income (or loss) on a note in accordance with the Contingent Debt Regulations. The Contingent Debt Regulations require the application of a “noncontingent bond method” to determine accruals of income, gain, loss and deduction with respect to a contingent debt obligation. As described in more detail in the second and third succeeding paragraphs, under the noncontingent bond method, a United States holder of a note will be required for tax purposes to include in income each year an accrual of interest at the annual computational rate of 4.1075% (the “comparable yield”). Solely for purposes of determining the comparable yield pursuant to the Contingent Debt Regulations, a United States holder of a note will be assumed to be entitled to receive, in respect of each note, semi-annual payments of interest at a rate of 1.00%, as well as a payment of $1,170.55 at maturity, or the accrued portion thereof upon exchange or redemption (the “Assumed Exchange Amount”). The Assumed Exchange Amount is calculated as the amount required to produce the comparable yield when combined with the semi-annual payments of interest made in respect of a note, taking into account the note’s issue price.

The comparable yield and the Assumed Exchange Amount are used to determine accruals of interest FOR TAX PURPOSES ONLY and are not assurances or predictions by Citigroup Funding with respect to the actual yield of, or payment to be made in respect of, a note. The comparable yield and the Assumed Exchange Amount do not necessarily represent Citigroup Funding’s expectations regarding such yield, the amount of such payment, or whether Citigroup Funding will exercise its call right or any holder will exercise its exchange right.

Each note will be issued at par. However, there will be original issue discount for United States federal income tax purposes (“Tax OID”) because Tax OID must be accrued at the comparable yield. Under the Tax OID rules of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations promulgated thereunder, a United States holder of a note, whether such holder uses the cash or the accrual method of tax accounting, will be required to include as ordinary interest income the sum of the “daily portions” of Tax OID on the note for all days during the taxable year that the United States holder owns the note. As a result, a United States holder of a note that employs the cash method of tax accounting will be required to include amounts in respect of Tax OID accruing on a note in taxable income each year, even though cash payments will be made with respect to the notes only upon interest payment dates, at maturity, or upon exchange or redemption.

The daily portions of Tax OID on a note are determined by allocating to each day in any accrual period a ratable portion of the Tax OID allocable to that accrual period. In the case of an initial holder, the amount of Tax OID on a note allocable to each accrual period is determined by multiplying the “adjusted issue price” (as defined below) of a note at the beginning of the accrual period by the comparable yield of a note (appropriately adjusted to reflect the length of the accrual period). The “adjusted issue price” of a note at the beginning of any accrual period will generally be the sum of its issue price and the amount of Tax OID allocable to all prior accrual periods, less the amount of any payments made in all prior accrual periods. Based upon the comparable yield, if a United States holder who employs the accrual method of tax accounting and pays taxes on a calendar year basis buys a note at original issue for $1,000 and holds it until maturity, such holder will be required to pay taxes on the following amounts of ordinary income from the note (in excess of accrued semi-annual interest income) for each of the following periods: $17.04 in 2005; $32.10 in 2006; $33.43 in 2007; $34.82 in 2008; $36.27 in 2009; and $16.89 in 2010 (adjusted as described in the first below paragraph).

Disposition (including Exchange) of the Notes.    When a United States holder sells, exchanges or otherwise disposes of a note (including upon repayment of the note at maturity or upon the exercise by Citigroup Funding of its call right or the holder of its exchange right) (a “disposition”), the United States holder’s gain (or loss) on such disposition will equal the difference between the amount received by the United States holder for the note and the United States holder’s tax basis in the note. A United States holder’s tax basis (i.e., adjusted cost) in a note will be equal to the United States holder’s original purchase price for such note, plus any Tax OID accrued by the United States holder and less the amount of any payments received by the holder while holding the note. If the amount received by the United States holder at maturity or upon exchange or redemption of a note exceeds the accrued portion of the Assumed Exchange Amount, the United States holder will be required to include such excess in income as ordinary interest. Alternatively, if the amount received at maturity or upon exchange or redemption is less than the accrued portion of the Assumed Exchange Amount, the difference between the amount received and the accrued portion of the Assumed Exchange Amount will be treated as an offset to any interest otherwise includible in income by the United States holder with respect to the note for the taxable year in which maturity, exchange or redemption occurs, but only to the extent of the amount of such includible interest. Any remaining portion of such shortfall may be recognized and deducted by the United States holder as an ordinary loss to the extent of the United States holder’s Tax OID inclusions with respect to the note up to the date of disposition. Any loss realized in excess of such amount generally will be treated as a capital loss.

Any gain realized by a United States holder on a disposition will be treated as ordinary interest income. Any loss realized by a United States holder on a disposition will be treated as an ordinary loss to the extent of the United States holder’s Tax OID inclusions with respect to the note up to the date of disposition. Any loss realized in excess of such amount generally will be treated as a capital loss. An individual United States holder generally will be allowed a deduction for any such ordinary loss without regard to the two-percent miscellaneous itemized deduction rule of Section 67 of the Code. Any capital loss recognized by a United States holder will be a long-term capital loss if such United States holder has held such note for more than one year, and a short-term capital loss in other cases.

A United States holder’s tax basis in the shares received upon an exchange of notes will be equal to the fair market value of those shares, and the holder’s holding period for shares received upon an exchange of notes will commence on the day immediately following the date of exchange.

Information Reporting and Backup Withholding.    Information returns may be required to be filed with the IRS relating to payments made to particular United States holders of notes. In addition, United States holders may be subject to backup withholding tax on such payments if they do not provide their taxpayer identification numbers to the trustee in the manner required, fail to certify that they are not subject to backup withholding tax, or otherwise fail to comply with applicable backup withholding tax rules. United States holders may also be subject to information reporting and backup withholding tax with respect to the proceeds from a sale, exchange, retirement or other taxable disposition of the notes.

EXHIBIT A

OFFICIAL NOTICE OF EXCHANGE

Dated:	[Must be on or after July 14, 2005]

Citibank, N.A., as Paying Agent Citibank Agency & Trust 388 Greenwich Street, 14th Floor New York, NY 10013 Attention: Nancy Forte Phone: (800) 422-2066 (212) 816-5685 Fax: (212) 816-5527	Citigroup Global Markets Inc., as Calculation Agent 390 Greenwich Street New York, New York 10013 Attn: Structured Products/Equity Derivatives Group Phone: (212) 723-7349 Fax: (212) 723-8732

Ladies and Gentlemen:

The undersigned holder of the 1.00% Notes Exchangeable for Cash Value of a Basket of Selected Technology Stocks, Due 2010 (the “Notes”) hereby irrevocably elects to exercise with respect to the principal amount of the Notes indicated below, as of the date hereof (or, if this notice is received after 11:00 a.m. on any Trading Day by either the Calculation Agent or the Paying Agent, as of the next Trading Day), provided that such day is prior to the earliest of (i) June 14, 2010, (ii) the Call Date, and (iii) in the event of a call for cash at the Call Price, the Call Notice Date, the holder’s exchange right as described in the Pricing Supplement dated June 3, 2005 relating to the Notes (the “Pricing Supplement”). Capitalized terms not defined herein have the meanings given to such terms in the Pricing Supplement.

Please date and acknowledge receipt of this notice in the place provided below on the date of receipt, and fax a copy to the fax number indicated, whereupon Citigroup Funding Inc. shall cause its affiliate, Citigroup Global Markets Inc., to deliver the required amount of cash to the Paying Agent through the facilities of DTC; the Paying Agent will in turn be obligated to deliver the required amount of cash three Business Days after the Exchange Date in accordance with the delivery instructions set forth below, as long as the Paying Agent has received delivery on the Exchange Date of the Notes being exchanged.

Very truly yours,

[Name of Holder]

By:
[Title]

[Fax No.]

$
Principal Amount of Notes being Exchanged [must be $1,000 or integral multiple thereof]

Delivery Instructions

for the required

amount of cash:

Receipt of the above Official Notice of Exchange is hereby acknowledged:

CITIGROUP GLOBAL MARKETS INC., as Calculation Agent CITIBANK, N.A., as Paying Agent.

By: CITIBANK, N.A., as Paying Agent.

By:
Name:
Title:

Date and Time of Acknowledgement:

You should rely only on the information contained or incorporated by reference in this pricing supplement and the accompanying prospectus supplement and prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this pricing supplement is accurate as of any date other than the date on the front of the document.

Citigroup

Funding Inc.

Medium-Term Notes,

Series A

$6,250,000

1.00% Notes

Exchangeable

for the Cash Value of a Basket of Selected Technology Stocks

Due June 14, 2010

($1,000 Principal Amount Per Note)

Pricing  Supplement

June 3, 2005

(Including Prospectus Supplement dated

June 1, 2005 and Prospectus dated

May 3, 2005)

Citigroup